Exhibit 10.2

Letter of Intent to Operate "SmartCNTV Business Community Network” in Shan Dong Province, PRC

This Letter of Intent is signed between:

Party A:
CNTVShop.com Group Ltd. (Authorized exclusive Distributor of Smartcntv Business Community Network)
Main Office Address: RICHMOND, BC, CANADA
Legal Representative: KEN KWAN  Positions: Director and Chief Executive Officer

Party B:
Mr. Zhai, Xiang Hou
Main Office Address: Zibo City, Shandong Province, China

In the principle of equality, mutual benefit, honesty, and common development between the two parties, through friendly consultation, Party A and Party B agreed to enter into this Letter of Intent in accordance with the following terms.

Profile of Party A:

SmartCNTV Business Community Network, under the auspice of China eMedia Holdings Corporation, is an internet marketing platform for multi-industry SMEs to trade and promote its products and services.  It aims to provide professional, quality, efficient, and convenient services to all its members in marketing and promotion, market sales, video communication and distribution networking online.

China eMedia Holdings Corporation has authorized CNTVShop.com Group Ltd. as its exclusive General Operator of SmartCNTV Business Community Network.

SmartCNTV Business Community Network, with its unique innovative marketing and promotional concepts, attracts effective and efficient strategic alliances over the internet and on the ground operations to form a formidable Business Community Network so that members can work together for a more promising future for all.  It works towards the goal of enabling our members to reduce their costs, and have a shorter and smoother journey to maximization of profit. It is Smartcntv’s goal to increase the return for both the seller and buyer in the process of e-trading and to create win-win situation for all.

With China entering the era of economic reform and following its participation in WTO, overseas conglomerates, with strong capital base, modern and effective management concepts are waiting for the opportune time to challenge the huge China market.  China has thousands and thousands of SME that have weak capital base, no branding edge, are lacked of modern and effective management concepts need to share in the vision of Smartcntv to form a network of SME to share information, data base, experience and access to overseas capital base, technological know-how, and management expertise to prepare themselves for the challenge in globalization.

3.	Regional Dealership Operating Rights

3.1
Operating Rights:    CNTVSHOP.COM will permit ZHAI to operate Shan Dong SmartCNTV Business Community Network (“SDSBCN”) as a Regional Dealership of CNTVSHOP in China; ZHAI will be fully responsible to set up the required local company and to obtain all necessary permits and licenses from appropriate government authority and agencies.

3.2
Contribution:       CNTVSHOP.COM will own 51% of SDSBCN for its contribution in technical support and business portal; ZHAI will own 49% of SDSBCN for its financial contribution of RMB 490,000.  Total value of shares in SDSBCN will be RMB1 Million.

3.3	Both parties will work together in the best interest of SDSBCN and will utilize its resources to plan and operate SDSBCN.

4.	Principle of Co-operation

4.1	SDSBCN is the only co-operation between the two parties in Shan Dong Province, China
4.2	In the principle of equality, mutual benefit, both parties will support the operation of SDSBCN in Shan Dong, China. Both parties are committed to support and assist SDSBCN as required.

5.	Rights and obligations of Party A

5.1	CNTVSHOP.COM will provide guidance and leadership in policy, strategy and other general support for all commercial projects related to the Regional Dealership.

6.	Rights and Obligations of Party B

6.1
Zhai will act as the legal person for SDSBCN and will ensure that all operations and undertakings of SDSBCN are in compliance with all law and regulation imposed by all levels of government authority and related agencies. Governed by the principle of honesty and efficiency, both parties will ensure early completion of related tasks outlined in this Letter of Intent.

8.	Confidential Information

The Parties hereby agree to maintain as confidential all information received directly or indirectly from the other party and undertake not to use or disclose such information to third parties unless such disclosure is made with consent of the other party.  Information may be disclosed to employees of the parties upon execution by such employee proper non-disclosure agreement.

9.	Dispute Resolution

Any dispute related to this Letter of Intent, or precipitated from carrying out of this Letter of Intent, between the two Parties shall be settled through friendly consultation between the Parties.  If the parties fail to settle any dispute within 30 days from commencement of consultation, the matter shall be resolved in accordance with International Law.

10.	Breach of Contract

The Parties agree to abide by all the terms of this Letter of Intent. Any violation or breach of any term of this Letter of Intent, the breaching party shall be liable for all resulting loss, and is responsible for paying all costs of litigation.

11.	Miscellaneous

11.1	In witness thereof, the Parties have through their duly authorised representatives signed and sealed this Letter of Intent on the day and year first above written.
11.2	Upon termination of this Letter of Intent, both Parties agree to return all confidential materials and information received from the other party.
11.3	Each Clause hereof shall be deemed to be independent and the invalidity of any Clause which may be unenforceable shall not affect the validity of any other Clause of this Letter of Intent.
This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the People’s Republic of China PRC
11.4	All the appendices and schedules attached to this Letter of Intent (if any) are integral parts of this Letter of Intent and are incorporated in this Letter of Intent by this reference

11.5	The Letter of Intent shall be executed, in triplicate; each party holds an original copy.

Party A (seal):

/s/ Ken Kwan
Ken Kwan, Director and Chief Executive Officer

Party B (seal):

/s/ Zhai
Zhai (signature):

Sign in Zibo City, Shan Dong Province on January 19, 2010